Exhibit 99.1

Santa Lucia Bancorp Announces Authorization of Stock Repurchase Plan

ATASCADERO, CA – October 30, 2006- Jerry W. DeCou III, Chairman of the Board of Santa Lucia Bancorp, announced that on October 28, 2006, at a special meeting of the Board of Directors of Santa Lucia Bancorp, the Board adopted a resolution authorizing the repurchase of up to One Million Dollars ($1,000,000) worth of Company stock.  This stock repurchase plan will not be time-limited, however the Board reserves the right to discontinue the plan at any time.  Purchases are to be made, as conditions warrant, from time to time in the open market or in block purchases or in privately negotiated transactions in compliance with Securities and Exchange Commission (SEC) rules.

“Repurchasing stock is a valuable tool for building shareholder value,” said DeCou.  “The buyback will reduce the number of outstanding shares, which will improve our earnings per share and return on equity.”

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.  The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located in Paso Robles, Atascadero, Arroyo Grande and Santa Maria, California.

Forward-Looking Statements

The statements in this press release regarding the repurchase of Santa Lucia Bancorp common stock are forward-looking statements that are subject to risks and uncertainties. Santa Lucia Bancorp may repurchase $1,000,000 of its stock, none of its stock, or any amount in between. Santa Lucia Bancorp reserves the right to discontinue this stock repurchase plan at any time.  A detailed description of additional risks relating to Santa Lucia Bancorp can be found in our filings with the Securities and Exchange Commission, including Forms 10QSB for the first and second quarters of 2006. Copies of filings made with the SEC are available though the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.